UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101) SCHEDULE 14A INFORMATION

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FUNDVANTAGE TRUST
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Formula Investing Funds – No-Load Mutual Funds

Formula Investing Funds

Value Weighted Investment Portfolios

Welcome | About Us | Investment Process | Mutual Funds | Purchase Funds

IMPORTANT MESSAGE: URGENT PROXY VOTING INFORMATION

We recently sent our shareholders information to enable them to vote on the proposed merger of the Formula Investing U.S. Value 1000 Fund and the Formula Investing U.S. Value Select Fund (the "Formula Investing Funds") into the Gotham Enhanced Return Fund.

As described in the proxy materials, the Board of Trustees of the Formula Investing Funds has approved the merger, subject to shareholder approval.

Gotham Asset Management, LLC, the investment manager to the Formula Investing Funds and the Gotham Enhanced Return Fund, believes that the merger is in the best interests of shareholders. Please click here to view the shareholder letter by the Managing Principals and Co-Chief Investment Officers, Joel Greenblatt and Robert Goldstein, for the reasons they believe the merger is in the best interests of shareholders.

Until we receive a sufficient number of votes, the Meeting of Shareholders scheduled for February 5, 2014 cannot be held. Shareholders who hold positions in each of the Formula Investing Funds will receive a separate card for each fund and account held in. You should vote all cards received.

If you have any questions, or if you do not have your control number, please call (877) 974-6852. Otherwise, please see the voting instructions in the box below.

Voting is quick and easy. Please obtain the Control Number sent to you and vote using one of these options:

1. Vote By Phone

Please call the toll-free number on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

2. Vote by Internet

For shares purchased via a broker, please follow the instructions sent by your broker. Or, you can vote directly at www.proxyvote.com

For shares purchased directly through FundVantage Trust, please visit www.kingproxy.com/formula

3. Vote by Mail

Please mail your signed proxy card(s) in the postage-paid envelope.

PLEASE VOTE YOUR PROXY NOW

Please note that D.F. King & Co., Inc. may be utilized to solicit shareholder votes by telephone. The funds may also arrange to have votes recorded by telephone. In the event that you have received a telephone call from D.F. King & Co., Inc. representative, you may be asked to verify certain personal information for identification verification.

If you have already voted, thank you for your response. We appreciate your immediate attention. Thank you.

Click here to View Proxy Material

Formula Investing Funds (each a series of FundVantage Trust) were created to provide investors access to Joel Greenblatt and Robert Goldstein's value weighted investing methodologies. Joel Greenblatt is the author of the New York Times best-selling book, *The Little Book That Beats the Market* (John Wiley & Sons, 2005) and more recently, *The Big Secret for the Small Investor* (Crown Business, 2011).

There are two domestic equity funds available for Individuals, Advisors and Institutions. These funds are available directly to investors through numerous "No Transaction Fee" platforms at major brokerage firms or directly through the fund family. In addition, many Advisors now have access to these funds – ask your Advisor for more information.

Joel Greenblatt and Robert Goldstein are the Co-CIOs of Gotham Asset Management, LLC, the Advisor to these funds.

Formula Investing Funds – No-Load Mutual Funds

U.S. Funds

Formula Investing U.S. Value Select

This fund selects 75 - 125 stocks from the 1400 U.S. stocks with the largest market capitalizations. Stocks are selected and weighted most heavily toward those stocks that are priced at the largest discount to various measures of value. These measures may include assessments of earnings yield and return on capital as well as other value and risk factors. The portfolio is re-balanced regularly to adjust for changes in individual stock prices and fundamental company information. The fund chooses stocks from a proprietary database researched and maintained by a team of analysts at Gotham Asset Management.

Ticker	Cusip	Class	Minimum Investment	Inception Date	Factsheet	Documents	Performance	Third-Party Info
FNSAX	360873574	No-Load Class A	$5,000	November 3, 2010	Factsheet	Prospectus & Reports	Click Here	Morningstar®
FNSIX	360873558	No-Load Class I	$1,000,000	December 13, 2011	Factsheet	Prospectus & Reports	Click Here	Morningstar®

Formula Investing U.S. Value 1000

This fund selects 800 – 1000 stocks from the 1400 U.S. stocks with the largest market capitalizations. Stocks are selected and weighted most heavily toward those stocks that are priced at the largest discount to various measures of value. These measures may include assessments of earnings yield and return on capital as well as other value and risk factors. The portfolio is re-balanced regularly to adjust for changes in individual stock prices and fundamental company information. The fund chooses stocks from a proprietary database researched and maintained by a team of analysts at Gotham Asset Management.

Ticker	Cusip	Class	Minimum Investment	Inception Date	Factsheet	Documents	Performance	Third-Party Info
FVVAX	360873616	No-Load Class A	$5,000	November 3, 2010	Factsheet	Prospectus & Reports	Click Here	Morningstar®

Mutual fund investing involves risks, including possible loss of principal. An investor should consider the investment objectives, risks, charges and expenses of the Fund carefully before investing. The prospectus contains this and other information about the Fund. A copy of the prospectus is available in PDF format by clicking on the link provided above or by calling 877-974-6852. The prospectus should be read carefully before investing.

Formula Investing Fund shares are distributed by Foreside Funds Distributors LLC, Berwyn, Pennsylvania.

Gotham Asset Management, LLC is the investment advisor to the Formula Investing Funds.

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